Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-198735

The Goldman Sachs Group, Inc. Guarantee of Specified Certificates of Deposit of Goldman Sachs Bank USA

Under an Amended and Restated General Guarantee Agreement dated November 21, 2011, The Goldman Sachs Group, Inc. has guaranteed various obligations of Goldman Sachs Bank USA, our banking subsidiary, including the certificates of deposit as specified below. In this prospectus, we refer to these specified certificates of deposit as the “specified CDs” and to our guarantee of the specified CDs under the guarantee agreement as “our guarantee”. We refer to the Amended and Restated General Guarantee Agreement, as it may be amended from time to time, as the “guarantee agreement”. Except as stated under “Scope of This Prospectus” below, this prospectus relates solely to our guarantee of the specified CDs. No other guarantees under the guarantee agreement, including guarantees of obligations other than the specified CDs, are covered by this prospectus. In addition, neither this prospectus nor the registration statement of which it forms a part covers the specified CDs. As described in “Scope of This Prospectus” and “Other Certificates of Deposit” below, we reserve the right to amend or terminate our guarantee or extend it to cover other obligations.

Under our guarantee, we have guaranteed the performance of all payment obligations of Goldman Sachs Bank USA under the specified CDs, on the terms set forth in the guarantee agreement. By a “specified CD” we mean a certificate of deposit issued or to be issued by Goldman Sachs Bank USA at any time and from time to time in the past or the future, provided, that, the confirmation of sale of such certificate of deposit, the disclosure statement or any other offering document relating to such certificate of deposit, the instrument governing such certificate of deposit (including any master certificate of deposit), or the books and records of Goldman Sachs Bank USA or its affiliates expressly states that the obligations of Goldman Sachs Bank USA under such certificate of deposit will be entitled to the benefit of our guarantee. Consequently, all other certificates of deposit issued or to be issued by Goldman Sachs Bank USA are not “specified CDs” and are not covered by our guarantee or the guarantee agreement. There is currently no limit on the amount of specified CDs that may be issued by Goldman Sachs Bank USA.

Goldman Sachs Bank USA may issue and sell the specified CDs to or through Goldman, Sachs & Co. and our other affiliates. All proceeds from the sale of the specified CDs, net of fees, commissions or discounts, will be received by Goldman Sachs Bank USA. We will receive no proceeds or any other compensation from any person in respect of our guarantee.

Our guarantee is not a bank deposit and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor is it an obligation of, or guaranteed by, a bank.

This prospectus relates solely to our guarantee of the specified CDs. Neither this prospectus nor the registration statement of which it forms a part covers the specified CDs.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of our guarantee or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may use this prospectus in the initial sales of specified CDs covered by our guarantee. In addition, Goldman, Sachs & Co. or any of our other affiliates may use this prospectus in market-making transactions in specified CDs covered by our guarantee after their initial sale. Unless the purchaser is informed otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus dated September 15, 2014.

AVAILABLE INFORMATION

The Goldman Sachs Group, Inc. is required to file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed a registration statement on Form S-3 with the SEC relating to our guarantee. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of The Goldman Sachs Group, Inc., please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the applicable contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to any of the SEC filings referenced in the list below. Any information referred to in this way in this prospectus or any prospectus supplement is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of our guarantee by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The Goldman Sachs Group, Inc. incorporates by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 001-14965);

(2)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (File No. 001-14965);

(3)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (File No. 001-14965);

(4)	Current Reports on Form 8-K, dated and filed on January 16, 2014, dated and filed on January 31, 2014, dated and filed on February 12, 2014, dated February 27, 2014 and filed on March 3, 2014 (Item 5.02 only), dated and filed on March 3, 2014, dated and filed on March 26, 2014, dated and filed on April 17, 2014, dated April 24, 2014 and filed on April 28, 2014, dated May 16, 2014 and filed on May 19, 2014, dated and filed on May 29, 2014, dated and filed on June 4, 2014, dated and filed on July 8, 2014, dated and filed on July 15, 2014, dated July 23, 2014 and filed on July 25, 2014 (Item 5.02 and Item 8.01 only) and dated August 22, 2014 and filed on August 25, 2014 (File No. 001-14965);

(5)	All documents filed by The Goldman Sachs Group, Inc. under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this prospectus and before the termination of the offering of the guarantee under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 200 West Street, New York, New York 10282, telephone (212) 902-0300.

If you purchase a specified CD, you are making an investment in both an instrument of Goldman Sachs Bank USA — the specified CDs — and a security of The Goldman Sachs Group, Inc. — our guarantee of the specified CDs. Thus you should consider carefully the applicable disclosure document relating to the specified CDs and this prospectus relating to our guarantee.

We describe the terms of our guarantee in this prospectus. We may file one or more prospectus supplement to this prospectus, which may amend or supplement the terms described herein. If the terms described in any such prospectus supplement are inconsistent with those described herein, the terms described in such prospectus supplement are controlling.

You should carefully read in their entirety this prospectus, any prospectus supplement to this prospectus, the documents incorporated by reference into this prospectus and any disclosure document relating to the specified CDs that you propose to buy, especially any description of investment risks that Goldman Sachs Bank USA may include in such disclosure document. In addition, because an investment in specified CDs includes an investment in our guarantee, you should carefully read the description of investment risks relating to an investment in the securities of The Goldman Sachs Group, Inc., including our guarantee, described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this prospectus.

When we refer to “Goldman Sachs” in this prospectus, we mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries and affiliates. References to “The Goldman Sachs Group, Inc.”, “we”, “our” or “us” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. References to “GS Bank” mean Goldman Sachs Bank USA.

The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world. Our headquarters are located at 200 West Street, New York, New York 10282, telephone (212) 902-1000. The Goldman Sachs Group, Inc. is a bank holding company and a financial holding company regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Our U.S. depository institution subsidiary, Goldman Sachs Bank USA, is a New York State-chartered bank.

WE ARE A HOLDING COMPANY

Because our assets consist principally of interests in the subsidiaries through which we conduct our businesses, our right to participate as an equity holder in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus the ability of our security holders to benefit from the distribution, is junior to the rights of creditors of the subsidiary, except to the extent that any claims we may have as a creditor of the subsidiary are recognized. In addition, dividends, loans and advances to us from some of our subsidiaries, including Goldman, Sachs & Co., are restricted by net capital requirements under the Exchange Act and under rules of securities exchanges and other regulatory bodies. Dividends, loans and advances to us from our banking subsidiaries, including GS Bank, are subject to regulatory restrictions under applicable federal and state banking laws and regulations. Furthermore, because some of our subsidiaries, including Goldman, Sachs & Co., are partnerships in which we are a general partner or the sole limited partner, we may be liable for their obligations. We also guarantee many of the obligations of our subsidiaries. Any liability we may have for our subsidiaries’ obligations could reduce our assets that are available to satisfy our direct creditors, including investors in our securities.

USE OF PROCEEDS

We will receive no proceeds or any other compensation from any person in connection with the issuance of our guarantee.

We were advised by GS Bank that it intends to use the net proceeds from the sales of the specified CDs in order to provide additional funds for its operations and for other general corporate purposes.

THE SPECIFIED CDS

Each specified CD will have such terms, including as to maturity, interest (if any) and other features, and will be offered and sold in such amount and upon such terms and conditions, as may be determined by GS Bank and described in a separate disclosure document or confirmation of sale prepared by GS Bank at or before the time of issue. In general, the specified CDs will represent deposit liabilities of GS Bank and will be insured by the FDIC to the extent provided by applicable law. However, the specific terms of the specified CDs, and of any FDIC insurance, may vary and you should read the applicable disclosure document or confirmation of sale for a description of the actual terms of any specified CD and of its offering and sale. The brief references to the specified CDs in this prospectus are qualified in their entirety by reference to the applicable disclosure document or confirmation of sale, and if there is any inconsistency between this prospectus and the applicable disclosure document or confirmation of sale with regard to the description of any specified CD, the latter shall control.

The specified CDs will be offered and sold without registration under the Securities Act of 1933 (the “Securities Act”) and will not have the protection of the Trust Indenture Act of 1939.

OUR GUARANTEE AND THE GUARANTEE AGREEMENT

Under the guarantee agreement, we unconditionally and, subject to the provisions thereof, irrevocably guarantee to each person (a “Party”) to whom GS Bank may owe any Obligations (as described below) from time to time, the complete payment when due, whether by acceleration or otherwise, of all payment obligations, whether now in existence or hereafter arising (other than non-recourse payment obligations), of GS Bank, including all payment obligations (other than non-recourse payment obligations) in connection with any deposit, loan or other instrument specified in the guarantee agreement (collectively, the “Obligations”), provided, however, that, with respect to any Party, “Obligations” does not include any payment obligations, whether now in existence or hereafter arising, of GS Bank arising under or in connection with any certificate of deposit of GS Bank unless the confirmation of sale of such certificate of deposit, the disclosure statement or any other offering document relating to such certificate of deposit, the instrument governing such certificate of deposit (including any master certificate of deposit), or the books and records of GS Bank or its affiliates expressly states that the obligations of GS Bank under such certificate of deposit will be entitled to the benefit of the guarantee.

Consequently, if the confirmation of sale of a certificate of deposit, the disclosure statement or any other offering document relating to a certificate of deposit, the instrument governing a certificate of deposit (including any master certificate of deposit), or the books and records of GS Bank or its affiliates does not expressly state that such certificate of deposit is entitled to the benefit of the guarantee, your certificate of deposit is not a specified CD and is not covered by our guarantee or the guarantee agreement, or by this prospectus or the registration statement of which it forms a part.

The guarantee agreement provides that we may amend or terminate the guarantee agreement as to one Party, all Parties or a group of specified Parties, and as to one Obligation, all Obligations or specified Obligations (including in each case with respect to the specified CDs), at any time if:

•	we issue a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service;

•	we file an amended guarantee agreement or notice of termination on a current or periodic report under the Exchange Act; or

•	we provide a written notice signed by us,

in each case stating that we are so amending or terminating the guarantee agreement. Any such termination or amendment will be effective with respect to a Party on the opening of business on the fifth New York business day after the earliest of the issuance of such press release, the filing of such current or periodic report or the receipt of such written notice, as applicable. However, no such amendment or termination may adversely affect the rights of any Party relating to any Obligations incurred prior to the effectiveness of such amendment or termination. Any such amendment or termination may become effective as to one Party whether or not it becomes effective as to another Party. Our guarantee of the specified CDs is subject to these termination and amendment provisions.

The guarantee agreement further provides that we will not be liable to any Party for any amount in excess of the amount which GS Bank actually owes to such Party, and that we may assert any defense to payment available to GS Bank, other than those arising in a bankruptcy or insolvency proceeding. Upon payment of any Obligations owing to any Party, we will be subrogated to the rights of such Party against GS Bank to the extent of such payment, but we will not exercise those rights with respect to any Party until all due and unpaid Obligations to that Party have been paid in full. Once we may exercise those rights, such Party will be obligated to take at our expense such steps as we may reasonably request to implement such subrogation.

We may not assign our rights or delegate our obligations under the guarantee agreement with respect to any Party, in whole or in part, without the prior written consent of such Party. However, this prohibition on assignment or delegation is subject to an important exception. We may assign and delegate all of our rights and obligations under the guarantee agreement to any partnership, corporation, trust or other organization in any form that succeeds to all or substantially all of our assets and business and assumes such obligations by contract, operation of law or otherwise. Upon any such delegation and assumption of obligations, we will be relieved of and fully discharged from all obligations under the guarantee agreement, whether such obligations arose before or after such delegation and assumption.

For the purposes of the guarantee agreement, references above to “GS Bank” include any banking subsidiary of ours (whether now or hereafter formed) that succeeds to the business of GS Bank. Under the guarantee agreement, therefore, “Obligations” include the Obligations of any such successor.

The guarantee agreement is governed by New York law.

The guarantee agreement has not been and will not be qualified as an indenture, and there is not and will not be any trustee, qualified under the Trust Indenture Act with respect to the guarantee agreement or our guarantee of the specified CDs. Therefore, the beneficiaries of our guarantee of the specified CDs will not have the protection of the Trust Indenture Act with respect to our guarantee.

Our guarantee of the specified CDs is governed by and subject to the guarantee agreement, and any payments we may become obligated to make in respect of our guarantee will be made on the terms and as provided in the guarantee agreement. Please note that we or our agent may require any person claiming payment under our guarantee to provide evidence reasonably satisfactory to us or our agent that such person is a Party entitled to such payment under the guarantee agreement. We have filed the guarantee agreement with the SEC as exhibit 4.1 to our Current Report on Form 8-K, dated November 21, 2011, and we encourage you to read it carefully.

Because we are a holding company, our ability to perform our obligations under our guarantee will depend in part on our ability to participate in distributions of assets from our subsidiaries. We discuss these matters under “We Are a Holding Company” above.

Considerations Relating to the Guarantee of the Specified CDs

In the event of a liquidation or other resolution of GS Bank and payment on the specified CDs by the FDIC under FDIC insurance, the FDIC will be subrogated to all rights of holders of the specified CDs against GS Bank under the specified CDs, including their rights against The Goldman Sachs Group, Inc. under the guarantee agreement, to the extent of such payment.

The specified CDs will be deposit liabilities of GS Bank, unconditionally and irrevocably guaranteed by The Goldman Sachs Group, Inc. pursuant to our guarantee. Except to the extent FDIC insurance is available from the FDIC, no entity other than GS Bank or The Goldman Sachs Group, Inc. will have any obligation, contingent or otherwise, to make any payments in respect of the specified CDs. Accordingly, GS Bank and The Goldman Sachs Group, Inc. will be dependent on their respective assets and earnings to generate the funds necessary to meet their respective obligations with respect to the specified CDs. If GS Bank’s and The Goldman Sachs Group, Inc.’s assets and earnings are not adequate, GS Bank and The Goldman Sachs Group, Inc. may be unable to make payments in respect of the specified CDs and you could lose that part of your deposit, if any, that is not covered by FDIC insurance.

SCOPE OF THIS PROSPECTUS

As indicated above, the guarantee agreement applies to a wide range of payment obligations of GS Bank. This prospectus, however, relates only to our guarantee of the specified CDs and not to any other obligations of GS Bank, including any other obligations of GS Bank covered by the guarantee, unless we amend or supplement this prospectus to provide otherwise.

As noted above, a certificate of deposit is a “specified CD” only if the confirmation of sale of such certificate of deposit, the disclosure statement or any other offering document relating to such certificate of deposit, the instrument governing such certificate of deposit (including any master certificate of deposit), or the books and records of GS Bank or its affiliates expressly states that the obligations of GS Bank under such certificate of deposit will be entitled to the benefit of the guarantee.

We reserve the right to amend or terminate the guarantee agreement with respect to the specified CDs, in whole or in any part (and with respect to some or all holders of the specified CDs), at any time in the future as permitted in the guarantee agreement. In the event that we terminate the guarantee agreement with respect to any specified CDs (or holders), this prospectus will not apply with respect to any offers or sales of those obligations made after the termination becomes effective (other than offers and sales to any holders as to whom the termination is not effective). However, absent effective termination of the guarantee agreement with respect to any specified CDs (or any particular holders), all offers and sales of those specified CDs, with our guarantee, (or all offers and sales to those holders, as the case may be) would be covered by this prospectus and the registration statement of which it forms a part.

OTHER CERTIFICATES OF DEPOSIT

Unless otherwise stated in an amendment or supplement to this prospectus, our guarantee will apply to the specified CDs of any banking subsidiary of ours (whether now or hereafter formed) that succeeds to the business of GS Bank. Therefore, unless otherwise so stated, in this prospectus references to GS Bank include any such successor and references to the specified CDs and our guarantee thereof include, respectively, the specified CDs of any such successor (whether issued before or after the succession) and our guarantee thereof under the guarantee agreement.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Specified CDs and Guarantee

We have been advised by GS Bank that the specified CDs, together with our guarantee, are being offered from time to time by Goldman, Sachs & Co. and may also be offered by any of our other affiliates pursuant to brokerage agreements signed with GS Bank from time to time. Goldman, Sachs & Co. and our other affiliates involved in the distribution of the specified CDs, and our guarantee, may be deemed to be “underwriters” as that term is defined in the Securities Act with respect to our guarantee. We refer to Goldman, Sachs & Co. and any such other affiliates as the “distributors” in this prospectus.

The distributors may offer the specified CDs, with our guarantee, for sale at varying prices, including prevailing market prices at the time of sale or related or negotiated prices, or at fixed prices determined at the time of sale, either directly or through other institutions acting as selling agents. The distributors may offer the specified CDs as agents for GS Bank and will be compensated by GS Bank in the form of placement fees, commissions, purchase price discounts or similar arrangements and may reallow or otherwise pay some of this compensation to their selling agents, if any. The specified CDs will be offered for sale primarily in the United States but may also be offered outside the United States. The specified CDs are not required to be, and have not been, registered under the Securities Act. We have been advised by GS Bank that GS Bank may authorize the distributors and their agents to solicit from third parties offers to purchase the specified CDs providing for payment and issuance on future dates.

We have been advised by GS Bank that it may also solicit offers to purchase the specified CDs directly from the public from time to time.

We do not expect to pay any fees or other compensation to any distributor or selling agent in connection with the offering of specified CDs with our guarantee. In addition, we do not intend to charge any fees to or receive any other compensation from GS Bank or any other person in respect of our guarantee.

In connection with an offering, the distributors may purchase and sell specified CDs, together with our guarantee, in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the distributors of a greater number of specified CDs than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the specified CDs while an offering is in progress.

The distributors also may impose a penalty bid. This occurs when a particular distributor repays to the distributors a portion of the fees, commissions or discounts received by it because the distributors have repurchased specified CDs, together with our guarantee, sold by or for the account of that distributor in stabilizing or short-covering transactions.

These activities by the distributors may stabilize, maintain or otherwise affect the market price of the specified CDs. As a result, the price of the specified CDs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the distributors at any time.

We reserve the right to amend or supplement this prospectus at any time to reflect the addition of one or more other financial institutions as distributors. Any such distributors and any selling agents, as well as their affiliates, may be customers of or lenders to, and may engage in transactions with and perform services (including investment banking, financial advisory and banking services) for, The Goldman Sachs Group, Inc. and its subsidiaries in the ordinary course of business. In connection with some of these transactions and services, these parties have in the past received, and may in the future receive, customary fees from us or our affiliates. As noted above, GS Bank expects to offer the specified CDs, together with our guarantee, to or through our affiliates, as distributors or selling agents. Among our affiliates, Goldman, Sachs & Co. may offer the specified CDs, with our guarantee, for sale in the United States and Goldman Sachs International, Goldman Sachs (Asia) L.L.C. and Goldman Sachs (Singapore) Pte. may offer them for sale outside the United States. Our affiliates may also offer the specified CDs with our guarantee in other markets through one or more selling agents, including one another.

GS Bank has agreed (or will agree) to indemnify the distributors that have signed (or will sign) brokerage agreements against certain liabilities, which may include liabilities arising under the Securities Act.

Market-Making Resales by Affiliates

This prospectus may be used by Goldman, Sachs & Co. and any of our other affiliates in connection with offers and sales of specified CDs, together with our guarantee, in market-making transactions. In a market-making transaction, Goldman, Sachs & Co. or any such other affiliate may resell a specified CD with our guarantee that it acquires from other holders, after the original offering and sale of the specified CD. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, Goldman, Sachs & Co. or such other affiliate may act as principal or agent, including as agent for the counterparty in a transaction in which the affiliate acts as principal, or as agent for both counterparties in a transaction in which the affiliate does not act as principal. Goldman, Sachs & Co. or such other affiliate may receive compensation in the form of fees, commissions and discounts, including from both counterparties in some cases. In addition to Goldman, Sachs & Co., our other affiliates who engage in transactions of this kind and may use this prospectus for this purpose include Goldman Sachs International, Goldman Sachs (Asia) L.L.C. and Goldman Sachs (Singapore) Pte.

In the event that GS Bank, Goldman, Sachs & Co. or any other affiliate of GS Bank purchases specified CDs, with our guarantee, in the secondary market, these purchases may be subject to certain regulatory conditions, including, if GS Bank, Goldman, Sachs & Co. or any other affiliate of GS Bank purchases specified CDs from a holder within six days after those specified CDs are initially issued, downward adjustments to the purchase price to be paid to the holder to account for early withdrawal penalties imposed by GS Bank pursuant to Regulation D of the Federal Reserve Board. Thus, if you sell a specified CD to GS Bank or any of its affiliates shortly after you purchase and pay for it, you may receive a reduced price for your specified CD.

We do not expect to pay or receive any fees or other compensation in respect of our guarantee in market-making transactions. We do not expect that Goldman, Sachs & Co. or any of our other affiliates that engages in these transactions will pay any proceeds from its market-making resales to us.

If you purchase any specified CDs with our guarantee from us or any of our affiliates, you may assume that you are purchasing them in a market-making transaction, unless we or any of our affiliates (or any agent thereof) informs you in your confirmation of sale that the specified CDs and guarantee are being purchased in their original offering and sale.

Market for the Specified CDs

There is no established trading market for the specified CDs, together with our guarantee, and there is no assurance that any will develop. Neither we nor GS Bank intends to list the specified CDs or our guarantee on any securities exchange or trading facility. We have been advised by Goldman, Sachs & Co. that it intends to make a market in the specified CDs and it is possible that our other affiliates involved in the distribution of the specified CDs may also do so. Neither Goldman, Sachs & Co. nor any of our other affiliates, however, is obligated to do so and any one of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the specified CDs.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in any offering of the specified CDs with our guarantee within the meaning of FINRA Rule 5121. Consequently, any offering of the specified CDs with our guarantee will be conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. will not be permitted to sell specified CDs with our guarantee in any offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is relevant to you only if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the specified CDs with our guarantee.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the specified CDs, with our guarantee, are acquired by or on behalf of a Plan unless the specified CDs, with our guarantee, are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). A Plan should also consider whether its purchase, holdings and disposition of a specified CD is eligible to be covered under prohibited transaction exemption 81-8 (involving investments in certificates of deposit). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the specified CDs with our guarantee, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the specified CDs with our guarantee, (b) none of the purchase, holding or disposition of the specified CDs with our guarantee or the exercise of any rights related to the specified CDs with our guarantee will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA (or any regulations thereunder) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the specified CDs with our guarantee, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the specified CDs with our guarantee, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the specified CDs with our guarantee and any transactions contemplated with respect to the specified CDs with our guarantee.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the specified CDs with our guarantee described in this prospectus, you should consult your legal counsel.

VALIDITY OF OUR GUARANTEE

The validity of our guarantee has been passed upon for The Goldman Sachs Group, Inc. by Sullivan & Cromwell LLP, New York, New York. The opinion of Sullivan & Cromwell LLP was based on assumptions about the absence of future changes in law or the authorization of our guarantee and about other matters that may affect the validity of our guarantee but that could not be ascertained on the date of that opinion. Sullivan & Cromwell LLP has not passed upon the validity of the specified CDs.

Sullivan & Cromwell LLP has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. and GS Bank in connection with the issuance of our guarantee and the specified CDs.

EXPERTS

The financial statements of The Goldman Sachs Group, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical income statement data, balance sheet data and common share data set forth in “Selected Financial Data” as of or for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

REVIEW OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to the unaudited condensed consolidated financial statements of The Goldman Sachs Group, Inc. for (i) the three month periods ended March 31, 2014 and 2013 and (ii) the three month and six month periods ended June 30, 2014 and 2013, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated (i) May 8, 2014 and (ii) August 6, 2014 incorporated by reference in this prospectus state that they did not audit and they do not express an opinion on that unaudited condensed consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited condensed consolidated financial statements because those reports are not a “report” or a “part” of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated in this prospectus by reference (and in any of our annual or quarterly reports for a subsequent fiscal period that are so incorporated). See “Available Information” above for information about how to obtain a copy of this annual report.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

The Goldman Sachs

Group, Inc.

Guarantee of

Specified Certificates of Deposit of Goldman Sachs Bank USA

Goldman, Sachs & Co.